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Gil C. Quiniones Named CEO of ComEd

Veteran Energy Industry Leader to Continue Utility’s Successful Track Record of Delivering Reliable, Affordable and Clean Energy to More Than Four Million Illinois Customers

CHICAGO (October 14, 2021) — ComEd today announced Gil C. Quiniones will become CEO of ComEd, effective Nov. 15, 2021. Quiniones, who has served as president and CEO of the New York Power Authority (NYPA) for the past 10 years, will report to Calvin Butler, CEO of Exelon Utilities, who also has been serving as interim CEO of ComEd since Oct. 1, 2021.

Quiniones is a proven industry executive with more than 30 years of relevant leadership and operational experience extending across regulated utility markets, the public and private sectors, and state and local governments. For the past decade, he has been the CEO of the nation’s largest state-owned public power organization. He is an internationally recognized leader in modernizing power grids, and delivering clean, safe and affordable energy for customers, leading to economic and environmental benefits for diverse communities.

“Gil is an experienced electric utility leader, with a proven ability to deliver world-class performance for customers and strengthen and uplift communities, including in urban areas, making him ideally suited to be the CEO of ComEd,” said Butler. “In addition, Gil is a high-integrity leader who is focused on ethics, equity and doing what is best for our diverse customers, communities and employees. We are confident that, under his leadership, ComEd will continue to be recognized as one of the cleanest, most reliable and most affordable utilities in America.”

“It’s an honor to be named CEO of ComEd, and I look forward to working closely with Calvin and the entire utility management team to lead this nationally recognized energy company,” Quiniones said. “I share ComEd’s vision for a clean and resilient energy future that benefits customers and communities across northern Illinois and commit to continuing ComEd’s legacy of local partnership with and investment in the communities it is privileged to serve.”

John R. Koelmel, chair, NYPA Board of Trustees, said, “Gil is an outstanding person as well as a tremendous leader. Over his tenure at NYPA, the combination of his passion, vision, industry knowledge and business acumen has positioned us as an industry leader. He has fostered a strong internal culture based on excellence, integrity and safety and has created positive relationships with the many customers and communities we serve. We wish Gil every success as he assumes his new leadership role with ComEd.”

About Gil C. Quiniones:
Quiniones has served as president and CEO of NYPA, the nation’s largest state-owned public power organization, since 2011. Prior to this role, he served as COO and executive vice president, Energy Marketing and Corporate Affairs. Before joining NYPA in 2007, Quiniones spent four years at the New York City Economic Development Corporation, where he served as senior vice president and the principal energy adviser to Mayor Michael R. Bloomberg. Prior to this, Quiniones worked for 13 years at the Consolidated Edison Company of New York, a regulated electric and gas utility, and ConEdison Solutions, the utility’s unregulated energy services subsidiary. He was a co-founder and managing director of Energy Services at the subsidiary, where he led profitable revenue growth.

Quiniones has served as chair of GridWise Alliance; a board member of Emera Inc.; chair and board member of the Electric Power Research Institute, where he rejoined the board in April 2021; chair and chair emeritus of the Alliance to Save Energy; chair-elect of the Smart Electric Power Alliance and vice chair of the New York State Energy Research and Development Authority; a board member of the Large Public Power Council; and a member of the Electricity Subsector Coordinating Council and the International Energy Agency’s Global Commission for Urgent Action on Energy Efficiency. Quiniones plans to resign from all current board memberships in order to devote his full attention to his ComEd duties. He holds a B.S. from De La Salle University in Manila. In 2020, he earned a Corporate Director Certificate at Harvard Business School.

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ComEd is a unit of Chicago-based Exelon Corporation (NASDAQ: EXC), a Fortune 100 energy company with approximately 10 million electricity and natural gas customers – the largest number of customers in the U.S. ComEd powers the lives of more than 4 million customers across northern Illinois, or 70 percent of the state’s population. For more information visit ComEd.com and connect with the company on Facebook, Twitter, Instagram and YouTube.